Exhibit 10.1

PROFESSIONAL SERVICES CONSULTING AGREEMENT

This Professional Services Consulting Agreement ("Agreement") is entered into as of this 1st day of August, 2006 ("Effective Date"), by and between Electro Energy, Inc. ("Company"), and Dr. William B. Wylam ("Consultant").

               WHEREAS, the Consultant is a member of the Board of Directors of the Company;

               WHEREAS, the Company wishes to retain Consultant for technical advisory services; and

               WHEREAS, the Consultant is willing to provide such services to the Company, in addition to those duties otherwise required by Consultant in his capacity as a member of the Board of Directors of the Company.

               NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1	SERVICES.

1.1	SERVICES TO BE PROVIDED. The Consultant shall serve as a consultant to the Company and provide the following services (collectively, the “Services”), which, together with the Additional Services as defined below, shall be rendered in accordance with the terms and conditions of this agreement:

1.1.1	Consultant will provide consulting expertise, in either oral or written form , at the request of the Company, in each case, on a 24-hour “round the clock” basis, to any senior officer of the Company or its directors;

1.1.2	Consultant will coordinate and convene meetings as requested by the Company with prominent research scientists, engineers or business executives with whom the Company might advantageously collaborate;

1.1.3	Consultant will review and advise the Company regarding technology plans or business initiatives as requested by the Company;

1.1.4	Consultant will exploit his network of contacts and associates with whom Consultant has, or has had in the past, business relationships in, or related to, the battery industry, for opportunities beneficial to the Company; and

1.1.5	Consultant will provide such other services as are mutually agreed upon by and between the Consultant and the Chief Executive Officer of the Company.

1.2	Additional Services. At the Company's request, the Consultant shall also perform the following Additional Services:

1.2.1	Consultant shall be available for occasional onsite meetings at the Company.

1.2.2	Consultant will attend conferences, symposia or conventions at the reasonable request of the Company and register either as a Company representative or as an individual as requested by the Company.

1.3	PERFORMANCE OF SERVICES. The Consultant shall, to the best of his ability, render the Services in a timely and professional manner consistent with generally accepted industry standards.

1.4	OWNERSHIP OF WORK PRODUCT. As used herein, the term “Work Product” means all materials, software, tools, data, inventions, works of authorship and other innovations of any kind, including, without limitation, any deliverables under this Agreement and any improvements or modifications thereon, that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing the Services or as a result of such Services, whether or not eligible for patent, copyright, trademark, trade secret or other legal protection. Consultant agrees that all Work Product shall be the property of the Company and hereby assigns all rights it may have in the Work Product and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. Consultant acknowledges that the Company in its sole discretion, shall have the right to license the Work Product or any portion thereof, and/or incorporate the Work Product or any portion thereof into the Company products, for use by other licensees or Consultants of the Company.

2	COMPENSATION.

2.1	In consideration of the Services, the Consultant shall receive a monthly consulting fee of $1,500. The Consultant shall receive $1,000 for each full day during which the Consultant has rendered Additional Services. In addition, the Consultant shall be entitled to receive reimbursement for: (i) the cost of any required materials, lowest cost travel, rental car expense, and lodging, in each case, incurred by the Consultant in connection with providing the Additional Services and which are not provided directly by the Company; and (ii) conference registration fees incurred in accordance with Section 1.2.2 and approved in advance by the Company. Any such fees and costs will be invoiced monthly and will be payable within thirty (30) days of the date of invoice.

2.2	Notwithstanding the foregoing, Consultant shall not be compensated hereunder for Services or Additional Services which are deemed to be duties otherwise required or customarily expected of him in his capacity as a member of the Board of Directors of the Company.

3	TERMINATION.

3.1	TERM. This Agreement shall commence on the Effective Date and shall continue until terminated by either party with 30 days advance written notice.

3.2	EFFECT OF TERMINATION. Upon termination of this Agreement, the Consultant shall cease performing any Services and Additional Services in accordance with the notice of termination and as directed by the Company, and the Company shall pay the Consultant any compensation due for Services and Additional Services actually rendered through the effective date of termination. Sections 1.4 and 4, shall survive the termination of this Agreement. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party’s obligations under this Agreement. Neither party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

4	CONFIDENTIALITYAND NON-COMPETITION.

4.1	NON-DISCLOSURE OF CONFIDENTAL INFORMATION. Except as required in the performance of his duties to the Company, during the term of his consultancy and for five years thereafter, Consultant shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish, or otherwise make available to any person, firm, corporation, unincorporated association or other entity any Confidential and Proprietary Information or any portion thereof. “Confidential and Proprietary Information”shall mean any and all information that is disclosed or made available to the Consultant or becomes known by the Consultant as a direct or indirect consequence of or through his consultancy to the Company and not in the public domain and or generally known in the industry in which the Company is or may become engaged, including, but not limited to, customers, clients, contracts and agreements, marketing, plans, publications, financial information, and any information or data related to the Company’s products, materials, technologies, procedures, methods, formulae, techniques, , analytical tools and methods, services, finances, research, development, consultants, analysis or accounting. This paragraph 4.1 shall in no event limit or reduce any duty or obligation of Consultant with respect to Confidential and Proprietary Information, or any other asset or interest of the Company, that may exist as a result of Consultant’s serving as a director of the Company.

4.2	EXCLUSIONS.Notwithstanding the foregoing, this Agreement shall not prevent the Consultant from disclosing Confidential and Proprietary Information of the Company to the extent required by a judicial order or other legal obligation, provided that, in such event, the Consultant shall promptly notify the Company to allow intervention (and shall cooperate with the Company) to contest or minimize the scope of the disclosure (including application for a protective order) to such party requiring said disclosure.

4.3	NON-COMPETITION. During the term this Agreement, Consultant agrees that he will not, without the prior written consent of the Company, directly or indirectly own, consult with or be employed by any enterprise other than the Company that develops, creates, manufactures, distributes, or markets batteries, except as a holder of less than five percent of the shares of a company whose stock is publicly traded. It is expressly understood that Consultant shall not be prohibited or limited from engaging in, participating in, being employed by or owning any other business, venture or business entity.

5	GENERAL PROVISIONS.

5.1	GOVERNING LAW. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Connecticut, without giving effect to or application of provisions relating to choice of law.

5.2	SEVERABILITY. If any provision of this Agreement is unenforceable, then such provision will be enforced to the maximum extent possible under applicable law so as to effect the intent of the parties and the other provisions of this Agreement will continue in full force and effect.

5.3	COUNTERPARTS. This Agreement may be executed in counterparts.

5.4	ENTIRE AGREEMENT; AMENDMENTS; WAIVER. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous communications, negotiations, and agreements, written or oral, regarding the subject matter hereto. No modification of or amendment or waiver to this Agreement will be effective unless in writing and signed by each of the parties.

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               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

ELECTRO ENERGY, INC.		CONSULTANT

By:	/s/ Michael E. Reed	/s/ Dr. William B. Wylam

	Name: Michael E. Reed	Dr. William B. Wylam
Title: Chief Executive Officer